SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2002

Post Properties, Inc.
Post Apartment Homes, L.P.
(Exact name of registrant as specified in its charter)

Georgia
Georgia
(State or other jurisdiction of incorporation)

1-12080
0-28226
(Commission File Number)

58-1550675
58-2053632
(IRS Employer Identification Number)

4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 846-5000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

     On May 23, 2002, Post Properties, Inc.’s board of directors elected Robert C.Goddard, III and David P. Stockert as directors. In addition to Mr. Stockert’s appointment to the board, the board of directors also appointed him chief executive officer of Post effective July 1, 2002. Mr. Stockert currently serves as Post’s president and chief operating officer. Mr. Goddard is chairman and chief executive officer of Goddard Investment Group, a privately held firm focused on investing in commercial real estate primarily through direct ownership, joint ventures and as a mezzanine lender focusing on Atlanta, Dallas, Houston and Denver.

     During April 2002, Post sold three properties. The properties sold were Post Commons™ and Post Residences™ in Dallas, Texas, containing 158 and 196 units, respectively, and Post Village™ in Tampa, Florida, containing 1,000 units. Total gross proceeds from these sales were approximately $86 million. During May 2002, Post sold two properties. The properties sold included Towne Crossing Shopping Center, a retail center in Mesquite, Texas, and Post Parkwood®, a 96-unit apartment community in Dallas, Texas. The total gross proceeds of the sales were approximately $14.5 million. Proceeds from the sales were used to reduce indebtedness. As of May 31, 2002, the year-to-date proceeds from sales of Post communities and commercial properties were approximately $142.5 million.

     During May 2002, Post also completed the renovation and re-leasing of Post Windhaven™ in Plano, Texas. The 474-unit apartment community was formerly under a 10-year master lease agreement with a corporate tenant. Upon the expiration of the master lease in 2001, Post began modest cosmetic renovations and made units available to the general public.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits.

EXHIBIT NO.	DESCRIPTION

12.1	Computation of Ratio of Earnings to Fixed Charges

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: June 17, 2002.

POST PROPERTIES, INC.

By:	/s/ R. Gregory Fox

R. Gregory Fox
Executive Vice President and Chief Financial Officer

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: June 17, 2002.

POST APARTMENT HOMES, L.P.

By: POST GP HOLDINGS, INC., as General Partner

By:	/s/ R. Gregory Fox

R. Gregory Fox
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number and Description

     12.1     —     Computation of Ratio of Earnings to Fixed Charges